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                                                                    EXHIBIT 99.1

July 28, 1999
Sierra Pacific Resources
Contact:  Faye Andersen
phone:  (775) 834-4822

FOR IMMEDIATE RELEASE

SIERRA PACIFIC - NEVADA POWER COMPLETE MERGER TODAY

                RENO, NEVADA (JULY 28, 1999) PR NEWSWIRE - Sierra Pacific Resources and Nevada Power Co. have completed their merger. Today's close of the merger transaction is the last step in a 15-month process to merge the two Nevada utilities that included approvals from both companies' shareholders, state and federal regulators.

                "We're done," exclaimed the new Sierra Pacific Resources Chairman and CEO, Michael R. Niggli. "It's been a long road to complete a merger, yet ours has been one of the fastest mergers among electric utilities in the nation." He credited the success to a good working relationship between the merged companies and praised state and federal regulators for recognizing the value of the merger for customers, shareholders and the state of Nevada.

                Sierra Pacific Resources is now the holding company for Nevada Power Company and Sierra Pacific Power Company and subsidiaries operated by both companies. The merged company is headquartered in Reno, with utility operations based in Las Vegas. Beginning tomorrow, the stock for the new company will be traded on the New York Stock Exchange as Sierra Pacific Resources (NYSE:SRP).

                Earlier the company estimated net merger savings of approximately $323 million over 10 years expected from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing.

                "We're happy to report that we're on track to receive at least the estimated merger savings and our integration plans are well underway," said Malyn K. Malquist, president and COO of Sierra Pacific Resources.

                "The long-term strategic vision for the new company is to become a premier transmission, distribution and energy services company in the West," Niggli said. The combined company will serve 843,000 electric customers in southern and northern Nevada and the Lake Tahoe area of California, along with 105,000 natural gas and 67,000 water customers in the Reno, Nevada metropolitan area. It ranks second in the West and 15th in the nation among transmission companies.

                Under terms of the merger agreement, shareholders elected whether to receive cash, shares of the new company, or a combination of both, in exchange for their old stock. Sierra Pacific stockholders could elect to receive
1.44 shares of the combined company's


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common stock per share or $37.55 per share. Each stockholder of Nevada Power could elect to receive 1.00 shares of the combined company's common stock per share or $26 per share.

                Shareholders who elected to receive stock will receive stock. Shareholders who did not make an election, or chose "no preference", will also receive stock. However, because the shareholders of both companies did not elect to receive all of the shares allocated to them, the remaining shares will be proportionately allocated among those shareholders who have elected to receive cash.

                Sierra Pacific Resources shareholders who elected to receive cash will receive cash for a maximum of 87 percent of their total shares and common stock in the new company for a minimum of 13 percent of their total shares. The percentages are subject to further adjustment for shareholders with fewer than 100 shares.

                Nevada Power Company shareholders who elected to receive cash will receive cash for a maximum of 94.5 percent of their total shares and common stock in the new company for a minimum of 5.5 percent of their total shares. The percentages are subject to further adjustment for shareholders with fewer than 100 shares.

                Shareholders with fewer than 100 shares of stock in Sierra Pacific or Nevada Power will receive cash for all their shares of stock. A final allocation of cash and stock of both companies' shares will be available at a later date.

                After consummation of the merger, Sierra Pacific Resources stock will retain its existing symbol (SRP), will have a new CUSIP number
(826428 104), and the common stock of Nevada Power will cease trading on the New York Stock Exchange at the close of business today.